October 8, 2008

Mr. Greg J. Baroni
9871 Avenel Farm Drive
Potomac, MD  20854

Dear Greg,

This Letter Agreement, Release and Waiver of Claims ("Agreement") sets forth the terms of your separation from Unisys:

1. In exchange for the mutual promises and commitments contained herein, Unisys will continue your monthly base salary and your medical and dental benefits until up to April 13, 2009, as further described in this letter ("Continuation Period"). Upon execution of this Agreement, you will submit a letter resigning as a Senior Vice President of the Corporation and President of Federal Systems, effective October 3, 2008 and a letter resigning your employment, effective October 13, 2008, ("Departure Date"). The salary you receive after the Departure Date will not be considered compensation for purposes of any employee benefit plan, including, but not limited to, the Unisys Savings Plan. You will not be eligible for any vacation accrual after the Departure Date and your accrued and unused vacation balance will be paid to you in your final paycheck. You will not be eligible to receive a 2008 Executive Variable Compensation ("EVC") Plan bonus payment.

2. During the Continuation Period, your current medical and dental benefits will be continued pursuant to the terms of the applicable plan documents. In the event that you obtain full-time <fn1> employment during the Continuation Period, you will notify me and your medical and dental benefits will cease upon the commencement of your new employment. In 2009, you will remain eligible for your 2008 Financial Counseling services in an amount of up to $5,000. Your participation in the Unisys Short-Term and Long-Term Disability Plans, the Executive Death Benefit Only Program, and any Deferred Compensation Plans terminated effective October 3, 2008. Any amounts payable under the Deferred Compensation Plans will be paid in accordance with the applicable plan documents.

3. Except as otherwise set forth herein, you will be entitled to exercise the stock options and to continue to vest in the restricted share units previously granted to you to the extent set forth in the 1990 Unisys Long Term Incentive Plan, the 2003 Long-Term Incentive and Equity Compensation Plan and the 2007 Long-Term Incentive and Equity Compensation Plan, as applicable and the applicable award agreements. Please consult your Plan documents and the applicable award agreements for the rules governing the exercise of your stock options and the vesting of your restricted share units.

4. You will be eligible to participate in the Right Associates Executive Outplacement Program for six months. We have made the necessary arrangements for you and you should contact Mr. James Clontz @ 717.290.7050 to begin the outplacement process.

5. You recognize that this Agreement is in the form of a personal services contract that cannot be assigned. Accordingly, the payments and benefits provided to you during the Continuation Period are not susceptible to descent or devise to your heirs or successors, except as may be provided by the terms of the applicable plan documents.

6. You agree that you will conduct yourself in a manner consistent with the Unisys Code of Ethical Conduct. You agree that you will not negatively comment about Unisys (or its subsidiaries or affiliates), about any of its products, services or other businesses, or about its present or past Board of Directors, officers, or employees, except that you may give truthful testimony before a court or governmental agency, if duly subpoenaed to testify.

7. Unisys Corporation and you hereby agree that Unisys Corporation shall not, in any communication with the press or other media or any prospective future employer of yours, or any customer, client, or supplier of Unisys Corporation or any of its affiliates, criticize, ridicule or make any statement which disparages or is derogatory to you.

8. Unisys Corporation further represents that it has no present intention to commence any legal proceedings against you as a result of any actions undertaken by you during and within the scope of you employment with Unisys.

9. You agree that the meaning, effect and terms of this Agreement have been fully explained to you and that you understand that this Agreement settles, bars, and waives any and all Claims (as defined below) that you have or could possibly have against, among others, Unisys and any of its employees, agents or assigns as of the date of this Agreement.

10. You also agree that you have been allowed at least twenty-one (21) days to consider the meaning and effect of this Agreement and that this Agreement constitutes written notice that you have been advised to consult with an attorney prior to executing this Agreement.

11. You have seven (7) days from the day you sign this Agreement to revoke your acceptance of this Agreement and this Agreement shall not become effective or enforceable until this revocation period has expired.

12. To the extent applicable, Unisys shall administer this Agreement in a manner that is consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and all cash severance benefits payable under this Agreement are not intended to constitute deferred compensation subject to the requirements of Section 409A of the Code in reliance on the "short-term deferral exception" under Treas. Reg. 1.409A-1(b)(4), and "separation pay exception" under Treas. Reg. 1.409A-1(b)(9)(iii). All payments under this Agreement are deemed to be a separate payment for purposes of Section 409A of the Code, and all installment payments are to be treated as a separate payment.

13. In consideration for the foregoing promises, which you acknowledge are adequate and satisfactory to you, and intending to be legally bound, you knowingly and voluntarily agree as follows:

A. You agree to release and forever discharge Unisys Corporation and its parents, subsidiaries, affiliates and associated benefit and compensation plans, and its and their officers, directors, employees and agents, as well as all predecessors, successors and assigns, heirs, executors, fiduciaries, trustees, attorneys, and administrators of the foregoing, (collectively, "Releasees") from any and all causes of action, suits, debts, claims and demands in law or in equity (collectively, "Claims") which you have ever had, now have or hereafter may have or which your heirs, executors or administrators may have, by reason of any matter, cause, or thing whatsoever at any time in the past up to the date of your signature below, and particularly but without limitation, any Claims arising from or relating in any way to your employment relationship with Unisys or the termination thereof, including but not limited to, any Claims for alleged violations of Title VII of the Civil Rights Act of 1964, 42 U.S.C. 2000e et seq., as amended, the Civil Rights Act of 1866, 42 U.S.C. 1981, as amended (including, but not limited to, 42 U.S.C. 1981a), the Americans with Disabilities Act of 1990, 42 U.S.C. 12101 et seq., as amended, the Federal Health Insurance Portability and Accountability Act of 1996, as amended, the Age Discrimination in Employment Act, 29 U.S.C. 621 et seq., as amended, the Employee Retirement Income Security Act of 1974, 29 U.S.C. 1001 et seq., as amended, the Family Medical Leave Act, 29 U.S.C. 2601 et seq., as amended, as well as any Claims for breach of any employment contract or agreement (written, oral, or implied), wrongful discharge, breach of the covenant of good faith and fair dealing, promissory and/or equitable estoppel, tort claims of any nature, and any Claims which may have been asserted under the common law or any other federal, state or local law, as well as all claims for counsel fees and costs; provided, however, that this provision ("Release") shall not discharge in any way your right to contest any claimed breach of this Agreement. Notwithstanding the foregoing, Unisys Corporation agrees that you are not releasing any Claims for indemnification relating to your service as an
officer of Unisys Corporation or any of its affiliated entities.    .

B. You understand and agree that neither this Agreement, nor the furnishing of the consideration for the Release, nor the negotiations leading up to this Agreement shall be deemed or construed at any time for any purpose as an admission by Unisys of liability or responsibility for any wrongdoing of any kind.

C. You acknowledge that you have previously signed Employee Proprietary Information, Invention and Non-Competition Agreements, Stock Option Agreements and Restricted Stock Unit Agreements (collectively referred to as the "Confidentiality Agreements") and you understand that your duties and obligations under those Agreements continue beyond the termination of your employment. Without prejudice to these Confidentiality Agreements, you agree to the following Confidentiality Provisions:

1. You acknowledge that, by reason of the position which you held within Unisys that you have become familiar with highly confidential and/or proprietary information relating to the business of Unisys. You also agree that you will not, at any time, disclose to any person, firm or corporation any information acquired by you through your employment with Unisys, it being understood that all such confidential and/or proprietary information constitutes trade secrets that are material to the successful conduct of Unisys and belong exclusively to Unisys. By way of example and not limitation, such confidential and/or proprietary information and trade secrets include any and all information, not otherwise available to the public, concerning: (a) marketing plans, business plans, strategies, forecasts, unpublished financial statements, budgets, bid information, re-compete bid information, bid strategies, pricing information, projections and costs; (b) personnel information; (c) customer lists, customer and supplier transaction histories, identities, contacts, volumes, characteristics, agreements and prices; (d) information regarding promotional, operational, program management, sales, marketing, research and development techniques, methods and reports and (e) other trade secrets. You specifically acknowledge that such confidential and/or proprietary information and trade secrets have commercial value to Unisys, the unauthorized disclosure of which could be detrimental to the interests of Unisys, whether or not such information is specifically identified as "Confidential" and/or "Proprietary" information by Unisys. You further acknowledge that all such confidential and/or proprietary information and trade secrets are owned and shall continue to be owned by Unisys; provided, however, that the restrictions of this paragraph shall not extend to any information or materials that are known to the public.

2. You further acknowledge that the restrictions contained in these Confidentiality Provisions and the Confidentiality Agreements, in view of the nature of the work performed by Unisys, are reasonable and necessary in order to protect the legitimate interests of Unisys, and that any violation thereof may result in irreparable injuries to Unisys, and you therefore acknowledge that, in the event of any violation of any of these restrictions, Unisys shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Unisys may be entitled. In the event of a breach of any of these Confidentiality Provisions, the Confidentiality Agreements, or the promises contained in paragraph 6 of this Agreement, and in addition to all other remedies available at law or in equity, any and all compensation and benefits provided for by this Agreement will cease immediately and you will immediately forfeit any rights that you may have in any stock options and/or immediately cease vesting in any restricted share units. In addition, within 30 days of Unisys notifying you of said breach, you shall send a certified check to the Unisys General Counsel, payable to Unisys, in an amount equal to any salary continuation payments made to you pursuant to this Agreement.

D. In the event that Unisys is contacted by any of your prospective employers, we will provide them with a positive reference in the agreed upon form contained in attached Exhibit A. You agree to direct any such prospective employers to me, at extension 5221, and I will provide them with this reference letter.

E. You represent that you have returned to Unisys all company information and property including without limitation, company-related reports, files, memoranda, bid information, responses to bids, bid strategies, customer information, pricing information, records, software, laptop computers, BlackBerries, credit cards, computer access codes, disk and instructional manuals, I.D. badges, keys, library books, and other physical or personal property and you have not retained and will not retain any copies, duplicates or reproductions or excerpts thereof.

F. Except for the provisions of the Confidentiality Agreements, whose terms survive the termination of your employment, this Agreement supersedes all prior agreements, whether written or oral, between you and Unisys relating to your employment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by an authorized representative of Unisys. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to the provisions thereof relating to conflicts of laws. It is further agreed that if, for any reason, any part or provision hereof is determined to be illegal, void, or unenforceable, the remaining provisions of this Agreement shall remain binding and in effect.

G. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Philadelphia in accordance with the rules of the American Arbitration Association. Any arbitration award will be final and conclusive upon the parties and a judgment enforcing such award may be entered in any court of competent jurisdiction.

H. If in connection with any investigation, government inquiry, threatened litigation, or filed litigation involving Unisys, you are called upon to assist Unisys; to provide evidence; or to testify in any manner, you agree to cooperate fully with Unisys. If requested by Unisys, you agree to be present and participate in the trial of any such matter. You will, to the extent permitted by applicable law, be reimbursed for your reasonable costs and expenses.

If you agree to the terms set forth above, please sign and date this Agreement in the space provided below and return it to me. Should you have any further questions regarding this matter, please do not hesitate to contact me.

Yours truly,


Patricia A. Bradford
Senior Vice President
Worldwide Human Resources and Training





Agreed:  Greg J. Baroni                     Date:           January 29, 2009



<fn1> For purposes of this Agreement, a consulting arrangement that provides for employment for less than 20 hours per week and for a term of not more than 6 weeks will not be considered full-time employment.